Exhibit 2.1

AGREEMENT AND PLAN

OF MERGER

DATED AS OF

JULY 6, 2008

AMONG

FRESENIUS SE,

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC,

FRESENIUS KABI PHARMACEUTICALS, LLC

AND

APP PHARMACEUTICALS, INC.

i

EXHIBITS
Exhibit A	Equity Letter
Exhibit B	Form of CVR Indenture
Exhibit C	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit D	Form of Tax Opinion Representation Letters and Form of Tax Opinion

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.4(a)
Affiliate	Section 3.12
Agreement	Preamble
Alternate Financing	Section 6.7(c)
Antitrust Division	Section 6.6(b)
Banks	Section 4.6
Board of Directors	Section 2.7(d)
Book-Entry Shares	Section 2.2(c)
Business Day	Section 2.2(a)
By-Laws	Section 3.1
Cash Consideration	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.3
Certificate of Merger	Section 1.2
Certificates	Section 2.1(a)(ii)
Closing	Section 2.8
Closing Date	Section 2.8
Code	Section 2.9
Common Stock	Section 2.1(a)(i)
Company	Preamble
Company Financial Advisors	Section 3.17
Company Financial Statements	Section 3.4(a)
Company Intellectual Property	Section 3.13(a)
Company Permits	Section 3.8
Company Related Agreements	Section 3.3(a)
Company SEC Documents	Section 3.4(a)
Company Stock Plan	Section 2.7(a)
Confidentiality Agreement	Section 6.5
Consent	Section 3.3(c)
Contract	Section 3.3(b)
control	Section 3.12
Credit Facility	Section 5.1(a)(vi)
CVR	Section 2.1(a)(ii)
CVR Certificate	Section 2.1(a)(ii)
CVR Indenture	Recitals
DGCL	Recitals
Disclosure Schedule	ARTICLE III
Dissenting Company Shares	Section 2.3
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.10(a)
Environmental Laws	Section 3.11(c)
Environmental Liabilities	Section 3.11(c)
Equity Letter	Recitals
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(f)

Exchange Act	Section 3.3(c)
Exchange Fund	Section 2.2(b)
Excluded Company Shares	Section 2.1(a)(i)
Excluded Proposal	Section 8.1(d)
FDA	Section 3.18(a)(i)
Financing	Section 6.6(c)
Financing Documents	Section 4.6
Fried Frank	Section 6.16(b)
FTC	Section 6.6(b)
Governmental Entity	Section 3.3(c)
GPO Agreement	Section 3.16
Hazardous Materials	Section 3.11(c)
Holdco	Preamble
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.3(b)
Indemnified Party	Section 6.3(b)
Information Statement/Prospectus	Section 2.2(a)
Intellectual Property	Section 3.13
IRS	Section 3.10(b)
knowledge of Parent	Section 9.14
knowledge of the Company	Section 9.14
Leased Real Property	Section 3.15(b)
Leases	Section 3.15(b)
Liens	Section 3.2(b)
Material Adverse Effect on the Company	Section 3.1
Material Contracts	Section 3.16
Material Employment Agreement	Section 3.10(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
NASDAQ	Section 6.2
Non-Competition Agreement	Recitals
Option	Section 2.7(a)
Options	Section 2.7(a)
Owned Real Property	Section 3.15(c)
Parent	Preamble
Parent Review Period	Section 6.4(c)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.15(a)
Person	Section 9.13
Principal Stockholders	Recitals
Proceeding	Section 3.7
Real Property	Section 3.15(d)
Registration	Section 3.3(c)
Registration Statement	Section 2.2(a)
Regulatory Approvals	Section 3.18(a)(i)
Related Agreements	Recitals

v

Representatives	Section 6.4(a)
Restricted Stock	Section 2.7(d)
RSU	Section 2.7(b)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.4(a)
Securities Act	Section 3.3(c)
Securityholders	Section 2.2(b)
Separation and Distribution Agreement	Section 3.19
Solvent	Section 4.10
Spin-Off	Section 3.9(e)
Stockholder Approval	Section 7.1(a)
Sub	Preamble
Subsidiary	Section 9.12
Superior Proposal	Section 6.4(b)
Superior Proposal Notice	Section 6.4(c)
Surviving Corporation	Section 1.1
Tax	Section 3.9(e)
Tax Allocation Agreement	Section 3.9(b)
Tax Counsel	Section 6.16(b)
Tax Opinion	Section 6.16(b)
Tax Opinion Representation Letters	Section 6.16(b)
Tax Return	Section 3.9(e)
Taxes	Section 3.9(e)
Termination Date	Section 8.1(b)(i)
Transfer Taxes	Section 6.16(a)
Trust Indenture Act	Section 3.3(c)
Trustee	Recitals
U.S. GAAP	Section 3.1
Written Consent and Voting Agreement	Recitals

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 6, 2008, by and among Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”); Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Holdco”); and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdco (“Sub”); and APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Holdco, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Holdco, Sub and the Company have approved a merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger and this Agreement advisable;

WHEREAS, concurrently with the execution of this Agreement, Parent, Holdco, Sub and certain stockholders of the Company (the “Principal Stockholders”) are entering into a written consent and voting agreement of even date herewith (the “Written Consent and Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to take specified actions in furtherance of the Merger, including executing and delivering written consents under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which this Agreement and the Merger are adopted in accordance with Section 251(c) of the DGCL immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, (i) Parent and Dr. Patrick Soon-Shiong are executing and delivering a Non-Competition Agreement, which will become effective at the Effective Time (as defined below) (the “Non-Competition Agreement”), and (ii) Parent is executing and delivering to Holdco an equity commitment letter in favor of Holdco in substantially the form attached hereto as Exhibit A, (the “Equity Letter”). As of or prior to the Closing, Holdco and a trustee mutually agreeable to Holdco and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B (the “CVR Indenture”), together with the Non-Competition Agreement, the Equity Letter and the Written Consent and Voting Agreement (the “Related Agreements”); and

WHEREAS, contemporaneous with the Effective Time, Holdco will convert from a Delaware limited liability company into a Delaware corporation;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

Section 1.3 Certificate of Incorporation. Subject to Section 6.3(a), the amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated to read in its entirety as set forth on Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement.

Section 1.4 By-laws. Subject to Section 6.3(a), the by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

Section 1.5 Board of Directors and Officers. The managers of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 1.6 Effects of Merger. The Merger shall have the effects set forth in the DGCL.

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Conversion of Shares.

(a) Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Sub, the Company or any holders of shares of capital stock of the Company:

(i) Each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Holdco, Sub or any other wholly-owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor (such shares, the “Excluded Company Shares”).

(ii) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive (1) an amount in cash, without interest, equal to $23.00 (the “Cash Consideration”), plus (2) a contingent value right (a “CVR”) issued by Holdco pursuant to the CVR Indenture ((1) and (2) together, the “Merger Consideration”). Each CVR issued pursuant to the CVR Indenture will be substantially in the form attached as Annex A to the CVR Indenture (the “CVR Certificate”). The CVR Certificates will be issued by Holdco pursuant to the CVR Indenture.

All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(b) All of the membership interests of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, collectively be converted into and become at the Effective Time one thousand fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Payment and Exchange of Certificates.

(a) Prior to the mailing of the information statement/prospectus to be included in the Registration Statement on Form S-4 to be filed by Holdco with the SEC (as defined in Section 3.4(a)) in connection with the Merger (such information statement/prospectus, together with any amendments or supplements thereto, the “Information Statement/Prospectus”, and such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”), Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of payment of the aggregate Merger Consideration to be paid to Securityholders (as defined in Section 2.2(b)) under this ARTICLE II. Parent and Holdco will enter into a paying agent agreement in form and substance reasonably acceptable to the Company at least two Business Days prior to the mailing to the stockholders of the Company the Information Statement/Prospectus. As used herein, “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent (A) cash in an amount sufficient to pay the aggregate Cash Consideration and (B) the CVR Certificates representing the CVRs issuable pursuant to the CVR Indenture pursuant to Section 2.1(a)(ii) (such aggregate amount of Cash Consideration and the CVRs, the “Exchange Fund”) to which the holders (collectively, the “Securityholders”) of all shares of Common Stock (other than Excluded Company Shares and Dissenting Company Shares), Options and RSUs (each of Options and RSUs as defined in Section 2.7) become entitled under this ARTICLE II. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the Securityholders and (ii) promptly applied to making the payments provided for in this ARTICLE II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate Cash Consideration to be paid to Securityholders as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the Securityholders one year after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, Securityholders shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the consideration payable to them under this ARTICLE II, without interest, upon the surrender of any Certificates held by them.

(c) As soon as practicable (but in any event within 2 Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each stockholder of record of shares of Common Stock represented by Certificates, other than Excluded Company Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form reasonably agreed upon by Parent, Holdco and the Company prior to the Closing); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost Certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent after the Effective Time, together with such letter of transmittal duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.9(e)) required by reason of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, and the number of CVRs into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of shares of Common Stock represented by book-entry on the records of the Company or the Company’s transfer agent (“Book-Entry Shares”), on behalf of the Company, other than Excluded Company Shares, a check in the amount of cash and CVR Certificates representing the number of CVRs into which such Book-Entry Shares have been converted pursuant to Section 2.1.

Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Common Stock held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective

Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid and all CVR Certificates issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.6 Adjustments. If prior to the Effective Time there is a change in the number of shares of Common Stock as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, reorganization, merger, subdivision, spin-off, issue tender or exchange offer, or other similar transaction, the Merger Consideration and any other payments to Securityholders based upon the Merger Consideration will be equitably adjusted to eliminate the effects of this event on the Merger Consideration and such other payments.

Section 2.7 Stock Options and RSUs.

(a) All options (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time under any Company stock option or equity incentive plan (“Company Stock Plan”), whether or not then vested and exercisable, shall be canceled at the Effective Time and:

(i) each holder of an Option with a per share exercise price that is less than the Cash Consideration will be immediately entitled to receive, for each share of Common Stock subject to such Option, (A) an amount in cash equal to the excess of the Cash Consideration over the per share exercise price of such Option, without interest, and (B) one CVR; and

(ii) each holder of an Option with a per share exercise price that is equal to or greater than the Cash Consideration will be entitled, upon payout of the CVRs in accordance with their terms, to receive, for each share of Common Stock subject to such Option, an amount in cash, without interest, equal to the excess, if any, of (x) the Cash Consideration plus the amount of cash per CVR paid to the CVR holders in accordance with the terms of the CVR over (y) the per share exercise price of such Option.

For the avoidance of doubt, each holder of an Option with a per share exercise price that is greater than $29.00 shall not be entitled to receive any portion of the Merger Consideration.

(b) Each restricted stock unit (“RSU”) granted by the Company under any Company Stock Plan, which is outstanding immediately prior to the Effective Time, shall vest and become free of such restrictions as of the Effective Time, and the holders of RSUs will be entitled to receive, for each RSU, (i) cash, without interest, equal to the Cash Consideration and (ii) one CVR.

(c) Any such amounts representing Cash Consideration shall be paid by the Paying Agent promptly following the Effective Time from the Exchange Fund, and any CVR Certificates required to be distributed pursuant to this Section 2.7 shall be distributed by the Paying Agent, in each case in accordance with Section 2.2.

(d) Each Company Stock Plan and each Option and each RSU shall terminate as of the Effective Time, and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock (or any interest convertible into or exchangeable for such capital stock) of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, subject to the right of the holders of outstanding Options and RSUs to receive the consideration provided for in this Section 2.7. At or prior to the Effective Time, the Company’s board of directors (the “Board of Directors”) (or a committee thereof) will (a) adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Options or any shares of restricted stock of the Company (“Restricted Stock”), RSUs and Employee Benefit Plans (as defined in 0(a)), if necessary, to implement the provisions of this Section 2.7 and (b) take all necessary action to terminate the Company Stock Plans and all grants of Options, Restricted Stock and RSUs.

Section 2.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is no later than four Business Days after the day on which the last of the conditions set forth in ARTICLE VII (other than those that can only be fulfilled at the Closing) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.9 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Company, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, RSUs or Options, such amounts as Parent, the Company, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity (as defined in Section 3.3(c)) in accordance with applicable law and (b) treated for all purposes of this Agreement as having been paid to the holder or participant, as the case may be, in respect of which such deduction and withholding was made by the Company, any Affiliate thereof, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents (as defined in Section 3.4(a)) filed or furnished to the SEC prior to the date of this Agreement or in the Disclosure Schedule (the “Disclosure Schedule”) delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company represents and warrants to each of Parent, Holdco and Sub as follows:

Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect on the

Company (as defined below). Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of its Certificate of Incorporation and the Company’s by-laws (the “By-Laws”). For purposes of this Agreement, “Material Adverse Effect on the Company” means any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than (a) any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial, banking or securities markets (including any disruption thereof), including without limitation, those caused by acts of terrorism or war or armed hostilities (whether or not declared) or any material worsening of such conditions (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (b) any change or effect generally affecting any of the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, or any material worsening of such conditions (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (c) any change or effect resulting from any hurricane, earthquake or other natural disasters (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of the Common Stock on the Nasdaq Global Market of the Nasdaq Stock Market, Inc., (e) any change in applicable law, rules or regulations (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (f) any change in U.S. generally accepted accounting principles (“U.S. GAAP”) or the interpretation thereof, (g) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period, or (h) any change or effect attributable to the execution, performance or announcement of this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby; provided, however, that with respect to each of (d) and (g), nothing in such clause shall prevent a determination that any underlying causes of such changes results in a Material Adverse Effect on the Company.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, par value $0.001 per share, of the Company. As of the close of business on June 27, 2008, (i) 160,420,415 shares of Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding and (iii) Options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 2,767,230 shares of Common Stock were issuable upon exercise of then outstanding Options and (iv) 377,232 RSUs were outstanding. In addition to the shares of Common Stock referred to in clauses (i), (iii) and (iv), 26,927,295 shares of Common Stock were available for additional grants under the Company Stock Plans. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable. Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date of this Agreement, the Company is not subject to any obligation to repurchase or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (other than the acquisition of Options or RSUs upon the exercise, settlement or forfeiture thereof). From June 27, 2008 to the date of this Agreement, the Company has not (i) issued any shares of Common Stock except in connection with the conversion, exercise or settlement of any Options or RSUs and (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Common Stock.

(b) As of the date of this Agreement, all of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests (“Liens”) (other than (i) Liens arising by operation of law or (ii) immaterial Liens). As of the date of this Agreement, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity securities of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instruments or agreements.

Section 3.3 Authority; Non-Contravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party (the “Company Related Agreements”) and, subject to approval of this Agreement by the stockholders of the Company, to consummate the Merger and the transactions contemplated by this Agreement and the Company Related Agreements. The execution and delivery by the Company of this Agreement and the Company Related Agreements and the consummation by the Company of the Merger and the transactions contemplated by this Agreement and the Company Related Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the stockholders of the Company. The only vote of the stockholders of the Company necessary to approve this Agreement is the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been, and the Company Related Agreements have been or will be, duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent, Holdco and Sub, as applicable) constitute or will constitute legal, valid and binding obligations of the Company, that are enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles. The Board of Directors has adopted this Agreement and the Company Related Agreements, approved the execution of this Agreement and the Company Related Agreements, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation in accordance with this Agreement).

(b) The execution and delivery of this Agreement and/or any of the Company Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not (i) conflict with, or result in any violation of, the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with, or result in any violation of organizational documents of any of the Subsidiaries of the Company, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) No registration or filing with (each, a “Registration”), or authorization, consent or approval (each, a “Consent”) of, any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Related Agreements by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, except for (i) compliance with applicable requirements and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules of any national securities exchange, (iii) the qualification under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the CVR Indenture, if required by law, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) compliance with foreign laws relating to antitrust and anticompetition clearances, filings or notices, (vi) such as may be required in connection with the Taxes described in 0 and (vii) such other Consents or Registrations, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.4 SEC Documents.

(a) Since January 1, 2007, the Company has filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) all documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Company SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Holdco, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, and the unaudited financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (collectively, the “Company Financial Statements”), have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

(b) Since March 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities, obligations or contingencies which (i) are reflected in the Company Financial Statements or the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practices, (iii) would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) have been discharged or paid in full prior to the date hereof, or (v) are of a nature not required to be reflected on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied.

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(d) The Company and its Subsidiaries have designed internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.5 Information Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus at the time the Registration Statement becomes effective under the Securities Act and at the time the Information Statement/Prospectus is mailed to stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Holdco or Sub for inclusion in any of such documents. The Information Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 3.6 Absence of Certain Events. From March 31, 2008 to the date of this Agreement, (i) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business, (ii) there has not occurred any event which has had a Material Adverse Effect on the Company and (iii) neither the Company nor any of its Subsidiaries has taken any actions which, if taken after the date of this Agreement, would be prohibited by Section 5.1(a)(i), (iii), (xiv), (xvii), (xviii), (xxi) or (xxii).

Section 3.7 Litigation. There is no material suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation, case or other proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company (as defined in Section 9.14), threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any writ, judgment, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of, or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not be reasonably expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Material Adverse Effect on the Company. This Section 3.8 does not relate to matters which are the subject of Section 3.9, Section 3.10 or Section 3.11.

Section 3.9 Taxes.

(a) Except as would not be material to the Company, (i) the Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are true, complete and accurate in all material respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable with respect to such Tax Returns, except Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected and have paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required to be collected or withheld, (iv) neither the Company nor any of its Subsidiaries has received any written notice of any pending or ongoing audit, investigation, assessment, deficiency, or claim with respect to Taxes which remains unresolved, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes subsequent to the date of its most recent respective financial statements other than in the ordinary course of business, (vii) no claim has been received by the Company or its Subsidiaries from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction, (ix) with the exception of the affiliated group of which the Company is the parent within the meaning of Section 1504 of the Code and except pursuant to the Tax Allocation Agreement and the Separation and Distribution Agreement, neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise, (x) neither the Company nor any of its Subsidiaries is a party to, has participated in, or is currently participating in, a “tax shelter” or “listed transaction” as defined in Section 6111 of the Code or a “reportable transaction”

within the meaning of Treas. Reg. §1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law, (xi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in the method of accounting for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Effective Time; (C) installment sale or open transaction disposition made prior to the Effective Time; or (D) prepaid amount received prior to the Effective Time, and (xii) the Company is not now, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Except pursuant to (i) that certain Tax Allocation Agreement entered into by the Company, APP Pharmaceuticals, LLC, New Abraxis, Inc. and Abraxis BioScience, LLC and dated November 13, 2007 (the “Tax Allocation Agreement”), and (ii) the Separation and Distribution Agreement (as defined below), neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing.

(c) Without regard to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, the Spin-Off qualified for nonrecognition treatment under Sections 355(a) and 361(c) of the Code. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 or Section 361 of the Code) in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code in any transaction other than the Spin-Off.

(d) None of the Tax Returns of the Company or any of its Subsidiaries contains any position that is, or would be, subject to material penalties under Section 6662 of the Code (or any corresponding provisions of state, local, or foreign Tax law).

(e) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean, with respect to any country, any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative, add-on, minimum or estimated tax or other tax of any kind whatsoever, including any amounts for which there is liability to any Governmental Entity in respect of any law relating to escheat or unclaimed property, and also including any interest, penalty, or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign); (ii) “Tax Return” shall mean any federal, state, local and foreign report, form, declaration, return, information return, claim for refund, or statement relating to Taxes, including estimated Tax Returns and reports, withholding Tax returns and reports, information returns and reports, and any schedules or attachments thereto, and including any amendments thereof filed or required to be filed with respect to Taxes, and (iii) “Spin-Off” means the distribution by the Company to the Company’s stockholders, on November 13, 2007, of all of the issued and outstanding shares of Abraxis BioScience, Inc. common stock.

Section 3.10 Employee Benefit Plans; ERISA.

(a) 0 of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, but excluding any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 3.10(i) and Section 6.9 hereof, any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States) and (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $125,000 per year or $500,000 in the aggregate (each, a “Material Employment Agreement”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.

(c) The Company has, or has applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the knowledge of the Company, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption from Tax that cannot be corrected without material liability.

(d) Except as would not reasonably be expected to have a Material Adverse Effect on the Company (i) each Employee Benefit Plan and each Material Employment Agreement has been administered, in all respects, in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws and (ii) neither the Company nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) constitute an event under an Employee Benefit Plan or Material Employment Agreement that will result in, cause the accelerated vesting, funding or delivery of, or increase in any material respect the amount or value of, any material payment or material benefit (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) to any employee, officer or director of the Company or any of its Subsidiaries or (ii) cause any material amount to fail to be deductible under Code Sections 280G or 4999.

(f) No Employee Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) made, or was required to make, any material contributions to any plan subject to Title IV of ERISA during the five-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk of such liability. No Employee Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and the regulations and other authoritative guidance thereunder, except as would not be reasonably expected to have a Material Adverse Effect on the Company.

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Employee Benefit Plan and each Material Employment Agreement that is maintained pursuant to the laws of a country other than the United States is in compliance with all such applicable laws, including relevant laws with respect to Taxes and the requirements of any trust deed under which such Employee Benefit Plan or Material Employment Agreement is established.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; (ii) within the past three years there have been no, nor does the Company have any knowledge of any threatened, strikes, slowdowns, work stoppages, lockouts or material labor disputes, by or with respect to any employees of the Company or its Subsidiaries; and (iii) neither the Company nor any Subsidiary is engaged in any material unfair labor practice, as defined in the National Labor Relations Act or other applicable legal requirements.

(j) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary are and have been in compliance with all applicable legal requirements and regulations respecting employment and terms and conditions of employment, including, but not limited to, discrimination and harassment, termination of employment, wages, hours, overtime classification, occupational safety and health, employee whistle-blowing, immigration, employee privacy, mass layoffs and plant closures and classification of employees, consultants and independent contractors.

Section 3.11 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws (as defined in Section 3.11(c)), (ii) there are no pending or, to the knowledge of the Company, threatened, Proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of law, or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries and, to the knowledge of the Company, Persons whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of law are not subject to any Environmental Liabilities, and there are no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as defined in Section 3.11(c)) which could form the basis of any such Environmental Liability.

(b) The Company has delivered to or otherwise made available for inspection by Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.

(c) As used herein, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, and requirements of any Governmental Entity, and any and all common law, rules and bases of liability regulating, relating to or imposing liability or standards of conduct, in each case, concerning pollution, Hazardous Materials or protection of human health or safety, or the environment, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities,” with respect to any Person, means any and all liabilities of or relating to such Person (including any entity which is, in whole or in part, a predecessor of such Person), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to the presence, release or threatened release of any Hazardous Materials at any location or which otherwise arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws, including without limitation, the alleged violation of any Environmental Law. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including hazardous substances, Oils, Pollutants or Contaminants as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, asbestos, mold, polychlorinated biphenyls and radioactive materials.

Section 3.12 Affiliate Transactions. As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons (as defined in Section 9.13), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.13 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents; (ii) trademarks, service marks, trade dress, trade names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations and applications for any of the foregoing; and (v) trade secrets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) software, in each case that is owned or purported to be owned by the Company or its Subsidiaries. The Company or its Subsidiaries own all right, title and interest in the Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule (such Intellectual Property, the “Company Intellectual Property”).

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule:

(i) The Company owns, or has a valid right to use, free and clear of all Liens, all Company Intellectual Property;

(ii) The conduct of the Company’s and its Subsidiaries’ business (including the products and services of the Company) as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s rights in Intellectual Property, and no third party has asserted or threatened to assert a claim of such infringement, misappropriation, or violation in the past three years against the Company;

(iii) To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and the Company has not asserted or threatened to assert a claim of such infringement, misappropriation, or violation in the past three years against any third party; and

(iv) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own any of the Company Intellectual Property as owned in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property.

Section 3.14 Takeover Statutes. The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent, Holdco and Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Section 203 of the DGCL.

Section 3.15 Title to Properties; Assets/Services.

(a) The Company and its Subsidiaries have in all material respects good and marketable title to, or a valid leasehold interest, license or easement in all of the Owned Real Property (as defined below) and all of the Leased Real Property (as defined below) and all of their personal properties as reflected in the most recent balance sheet included in the Company Financial Statements, except for personal properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current Taxes, payments of which are not yet delinquent or for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company; (b) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; or (e) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not, or would not reasonably be expected to, materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary) (the “Permitted Liens”).

(b) Leased Real Property. Section 3.15(b)(i) of the Disclosure Schedule contains a list of all leases, subleases, licenses, occupancy use or other similar agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement which are individually or in the aggregate material to the Company’s business on a consolidated basis (including, without limitation, any amendment or modification thereof or assignment thereof, the “Leases”) pursuant to which the Company or any of its Subsidiaries leases real property as tenant (the “Leased Real Property”). The Company has made available to Parent a true and complete copy of each of the Leases. Except as set forth in Section 3.15(b)(ii) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, with respect to each of the Leases, (i) such Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto, and (ii) there are no defaults (or any conditions or events that, after notice or the lapse of time or both, would constitute a default) under such Lease. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under the Leases in all material respects.

(c) Owned Real Property. Section 3.15(c) of the Disclosure Schedule contains a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Either the Company or one of its Subsidiaries is in possession of the Owned Real Property that is used in the operation of the business of the Company.

(d) Real Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to the Leased Real Property and the Owned Real Property (together, the “Real Property”): (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings or threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Real Property; (ii) there are no outstanding options or rights of first refusal to purchase the Real Property; (iii) such Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, agreements or zoning requirements affecting such Real Property; and (iv) the Company has made available to Parent, to the extent in the Company’s possession or control, complete and accurate copies of all title insurance policies; deeds; surveys; environmental assessment and similar reports; and leases, subleases, licenses, occupancy, use or other agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Real Property. No real property, other than the Real Property, is necessary for the Company and its Subsidiaries in connection with the operation of its business in the ordinary course as conducted as of the date hereof.

Section 3.16 Material Contracts. The Company has furnished to Parent all Material Contracts. All such Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that (i) they have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty to any such Material Contract, has materially violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract. No Material Contract has been amended or modified prior to the date of this Agreement, except for such amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished Company SEC Document, or which are not otherwise required to be filed or furnished to the SEC prior to the date of this Agreement. Section 3.16 of the Disclosure Schedule lists the following contracts, agreements and other commitments to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (collectively, the “Material Contracts”): (a) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which it or its Subsidiaries are a party that were required to be filed with or furnished to the SEC prior to the date of this Agreement; (b) any contract or agreement for the purchase of active pharmaceutical ingredients from any supplier to the Company and/or any of its Subsidiaries that involves future payments by the Company of $5,000,000 or more on an annual basis; (c) any contract or agreement with a group purchasing organization for the sale by the Company or any of its Subsidiaries of pharmaceutical products or similar agreement for the sale by the Company of products, in each case under which the Company and its Subsidiaries reasonably expect to generate annual net revenues in excess of $25,000,000 (“GPO Agreement”); (d) any contract or agreement evidencing indebtedness for borrowed money of the Company; (e) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the Company’s ability to compete in any line of business, or with any Person in any geographical area; or (f) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

Section 3.17 Opinion of Financial Advisors. The Company’s financial advisors, Goldman Sachs & Co. and Lazard, Freres & Co. (the “Company Financial Advisors”), have each delivered to the Board of Directors of the Company (and the Special Committee thereof) an opinion, to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders (other than the Principal Stockholders) from a financial point of view.

Section 3.18 Pharmaceutical Matters.

(a) Except as set forth in Section 3.18 of the Disclosure Schedule: or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company and its Subsidiaries possess all permits, licenses, registrations, approvals, certificates, consents and other authorizations, issued by the appropriate Governmental Entity (“Regulatory Approvals”) necessary to conduct the business of the Company and its Subsidiaries in substantial compliance with the laws and regulations of the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration, and/or any other Governmental Entity. The Company’s and its Subsidiaries’ products are and have been in compliance with all applicable laws, rules, regulations and orders of the FDA or any other Governmental Entity;

(ii) There are no, and have not been, any inspection reports, warning letters, notices of adverse findings, or similar documents that assert lack of substantial compliance with any applicable laws, rules, regulations, orders, injunctions, decrees or regulatory requirements of the FDA or any other Governmental Entity that have not been fully resolved to the satisfaction of that Governmental Entity. Neither the Company nor its Subsidiaries have knowledge of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against the Company or its Subsidiaries, their products, and, to the knowledge of the Company and its Subsidiaries, there is no reasonable basis for any such adverse regulatory action, investigation or inquiry to occur. No product has been recalled, suspended or discontinued nor have there been any warnings, notifications or safety alerts conducted or issued by the Company or its Subsidiaries, the FDA, or any other Governmental Entity pertaining to the Company or its Subsidiaries, or any of their products, and there is no reasonable basis for believing any of the foregoing will occur;

(iii) To the knowledge of the Company and its Subsidiaries, there are no facts or circumstances that could reasonably be construed as indicating that marketing approval for any of the Company’s or its Subsidiaries’ products will be withdrawn or that the Company or its Subsidiaries will not obtain approval for any products currently pending approval by the FDA or any Governmental Entity;

(iv) No criminal, injunctive, seizure, debarment or civil penalty actions have at any time been commenced or threatened by any Governmental Entity against the Company or its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any of their respective officers, key employees, agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which the Company or its Subsidiaries are bound or which relate to their products; and

(v) The Company’s business has been operated in accordance with all applicable, state and federal, statutes, rules, and regulations in the United States and foreign countries with respect to the marketing, sale, pricing, price reporting, and reimbursement of prescription drug products, including without limitation the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicaid Prescription Drug Rebate statute, 42 U.S.C. § 1396r-8, the federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b(b), and all applicable regulations thereunder.

(b) The Company and its Subsidiaries have made available to Parent at the Company’s offices complete and accurate copies of all material Regulatory Approvals, and all supplements and amendments thereto, which are required for the investigation, manufacture, marketing, storage, import, export, distribution, sale and use of the Company’s and its Subsidiaries’ products, including, but not limited to, annual reports, serious adverse event reports, other pharmacovigilance reports and data, and all other material regulatory communications, documents and other information submitted or received from the FDA or any other Governmental Entity relating to the Company and its Subsidiaries, the conduct of their business, or their products and services.

Section 3.19 Consummation of the Spin-Off. Except as set forth in Section 3.19 of the Disclosure Schedule, the Company has taken, and has caused the relevant Company Subsidiaries to take, all actions, and has done, or caused to be done, all things necessary, proper and advisable to consummate the Spin-Off as contemplated by that certain Separation and Distribution Agreement entered into by the Company, APP Pharmaceuticals, LLC, Abraxis BioScience, LLC and New Abraxis, Inc. and dated November 13, 2007 (the “Separation and Distribution Agreement” ) including effecting all transfers of material assets (including Intellectual Property (as defined in Section 3.13)), liabilities, businesses and employees and the distributions, dissolutions and divestitures required pursuant to the terms of such agreement.

Section 3.20 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). All of the Company’s material insurance policies that cover any part of the Company’s business are in all material respects in full force and effect, and the Company is not in material default of its obligations under any such policy, nor has the Company received any notice of denial of coverage or cancellation.

Section 3.21 Brokers and Finders. The Company has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this ARTICLE III, each of Parent, Holdco and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to Parent, Holdco or Sub, and that all such representations and warranties, other than the representations and warranties of the Company expressly contained in this ARTICLE III, are expressly disclaimed. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Holdco, Sub or any other Person relating to or resulting from the distribution to Parent, Holdco and Sub, or use by Parent, Holdco and Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Holdco and Sub in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (a) apply to the Company to the extent the Company makes the specific representations and warranties set forth in this ARTICLE III, but always subject to the limitations and restrictions contained herein, or (b) preclude Parent, Holdco or Sub from seeking any remedy for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND SUB

Parent, Holdco and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent, Holdco and Sub is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of Parent, Holdco and Sub or which would prevent or materially delay consummation of the Merger. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of Parent’s, Holdco’s and Sub’s organizational documents (which have not been amended since the date on which they were provided to the Company).

Section 4.2 Operations of Holdco. All of the issued and outstanding membership interests of Holdco are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Holdco was formed solely for the purpose of effecting the Merger. Holdco has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Operations of Sub. All of the issued and outstanding membership interests of Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of effecting the Merger. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Authority; Non-Contravention.

(a) Each of Parent, Holdco and Sub has the requisite power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party and to consummate the Merger and the transactions contemplated by this Agreement and such Related Agreements. The execution and delivery of this Agreement and the Related Agreements to which Parent, Holdco or Sub is or will be a party by each of Parent, Holdco and/or Sub, as applicable, and the consummation by Parent, Holdco and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent, Holdco and Sub, respectively. This Agreement has been, and the Related Agreements to which Parent, Holdco or Sub is or will be a party has been or will be, duly executed and delivered by each of Parent, Holdco and/or Sub, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes or will constitute a legal, valid and binding obligation of Parent, Holdco and/or Sub, as applicable, enforceable against Parent, Holdco and/or Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent, Holdco and Sub of their obligations hereunder or for the consummation of the Merger.

(b) The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not, (i) conflict with, or result in any violation of, the charter or by-laws of Parent or any of its Subsidiaries, (ii) conflict with, or result in any violation of the organizational documents of Parent or any of its Subsidiaries, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in this Section 4.4(b) are duly and timely made or obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent, Holdco and/or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or thereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Holdco or Sub or is necessary for the consummation of the Merger and the other transactions contemplated hereby and by the Related Agreements, except for (i) compliance with applicable requirements and filings under the HSR Act, (ii) compliance with the provisions of the Exchange Act and the Securities Act, (iii) the qualification under the Trust Indenture Act of the CVR Indenture, if required by law, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) compliance with foreign laws relating to antitrust and anticompetition clearances or notices, (vi) such as may be required in connection with the Taxes described in 0, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent, Holdco and Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

Section 4.5 Information Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus at the time the Registration Statement becomes effective under the Securities Act and at the time the Information Statement/Prospectus is mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent, Holdco or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in any of such documents.

Section 4.6 Availability of Funds. Parent shall have available at the Closing sufficient funds to pay the Cash Consideration in respect of all of the then outstanding shares of Common Stock, pay all amounts payable at the Closing in respect of then outstanding Options and RSUs, refinance the indebtedness of the Company and its Subsidiaries and pay all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger. Parent expressly agrees and acknowledges that its obligations hereunder, including its, Holdco’s and Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s, Holdco’s or Sub’s receipt of financing. True, correct and complete copies of the debt and equity financing documents dated prior to or as of the date of this Agreement from Deutsche Bank AG, JPMorgan Chase Bank, N.A. and Credit Suisse (collectively, the “Banks”) (as such financing documents may be modified or replaced, the “Financing Documents”) pursuant to which the Banks have committed, subject to the terms and conditions set forth therein, to provide, either directly or through their respective Affiliates, equity and debt financing necessary to consummate the Merger, have been provided to the Company. The Financing Documents have been fully executed and delivered by the Banks and, when executed by Parent, which will occur immediately after the execution and delivery of this Agreement, will be valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a preceding in equity or at law). As of the date of this Agreement, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Documents by Parent and the commitments contained in the Financing Documents have not been withdrawn or rescinded. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Documents not being satisfied or (ii) the funding contemplated in the Financing Documents not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement and any refinancing of the indebtedness of the Company and its Subsidiaries necessary in connection with the transactions contemplated by this Agreement. None of the Financing Documents have been amended or modified and no such amendment or modification is contemplated except to the extent required to reflect the appointment of Appointees (as defined in the Financing Documents) on the terms thereof, or to allow for the accession of other reputable banks as co-lead underwriters, co-mandated lead arrangers and co-bookrunners to the Financing Documents on the same terms and conditions as the Banks. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the execution thereof. There are no conditions or other contingencies related to the funding in full of the Financing contemplated by the Financing Documents other than as set forth therein.

Section 4.7 Litigation. There is no Proceeding pending or, to the knowledge of Parent (as defined in Section 9.14), threatened against Parent, Holdco or Sub or any of their Subsidiaries or any property or asset of Parent, Holdco or Sub or any of their respective Subsidiaries which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent, Holdco or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or by the Related Agreements. Neither Parent, Holdco nor Sub is subject to any writ, judgment, injunction or decree which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent, Holdco or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or by the Related Agreements.

Section 4.8 Brokers and Finders. No broker, investment banker or other Person, other than Deutsche Bank AG, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Holdco or Sub.

Section 4.9 Access to Information; Disclaimer. In connection with the investigation by Parent, Holdco and Sub of the Company and its Subsidiaries, Parent, Holdco and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Each of Parent, Holdco and Sub acknowledges that the Company makes no representation or warranty (express or implied) with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Parent, Holdco and Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent, Holdco and Sub is familiar with such uncertainties, that each of Parent, Holdco and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent, Holdco and Sub shall have no claim against anyone with respect thereto.

Section 4.10 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent’s, Holdco’s and Sub’s obligations to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing (as defined in Section 6.6(c)) or any Alternative Financing (as defined in Section 6.7(c)), any repayment or refinancing of debt contemplated by the Financing Documents, the funding of any obligations of the Company or its Subsidiaries which become due or payable at the Closing by the Company and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Holdco and the Surviving Corporation and APP Pharmaceuticals, LLC will be Solvent. For the purposes of this Section 4.10 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.11 Ownership of Shares. As of the date of this Agreement, none of Parent, Holdco, Sub or their respective Affiliates owns (beneficially or of record) any shares of Common Stock, and none of Parent, Holdco, Sub or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this ARTICLE IV, the Company acknowledges that neither Parent, Holdco, Sub or any other Person on behalf of Parent, Holdco or Sub makes any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to the Company, and that all such representations and warranties, other than the representations and warranties of Parent, Holdco and Sub expressly contained in this ARTICLE IV, are expressly disclaimed. Neither Parent, Holdco, Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person relating to or resulting from the distribution to the Company, or use by the Company of, any such information, including any information, documents, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (a) apply to Parent, Holdco or Sub to the extent Parent, Holdco or Sub makes the specific representations and warranties set forth in this ARTICLE IV, but always subject to the limitations and restrictions contained herein, or (b) preclude the Company from seeking any remedy for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) Except as otherwise expressly contemplated by this Agreement, as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), as set forth in the Disclosure Schedule or as required by applicable law, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement or (ii) the Effective Time, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of the Company’s current officers and employees and preserve its relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule or as required by applicable law, and subject to the provisions of Section 6.6 and ARTICLE VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) (x) split, combine or reclassify its outstanding shares of capital stock, (y) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, other than dividends and distributions by a Subsidiary of the Company to its parent, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock; provided that (A) the Company may acquire Options and RSUs upon their exercise, settlement or forfeiture and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, pledge or dispose of any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares (provided that the Company may issue shares of Common Stock upon exercise of Options and/or vesting of RSUs and may, after the date hereof, grant Options to employees hired by the Company after December 31, 2007 that convert into up to 20,000 shares of Common Stock for a given individual and up to 250,000 shares of Common Stock in the aggregate);

(iii) amend the Certificate of Incorporation or By-Laws or other organizational documents of the Company or its Subsidiaries;

(iv) merge or consolidate with any other Person, except for (i) any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any of its wholly-owned Subsidiaries, provided that the Company is the surviving entity, and (ii) acquisitions and dispositions permitted by clauses (v) and (vi) below, respectively, effected by means of a merger or consolidation involving the Company or any of its Subsidiaries;

(v) except as required by contractual commitments existing on the date hereof, make any acquisition or agree to make any acquisition of any business, by merger or otherwise;

(vi) except as required by contractual commitments existing on the date hereof, sell, lease license, transfer or swap, mortgage or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien (or the Lien under the Credit Agreement, dated November 13, 2007, by and among the Company, certain Subsidiaries thereof and the other parties thereto and any replacement credit facility of the Company, the “Credit Facility”) or otherwise dispose of, or agree to sell, lease license, transfer or swap, mortgage or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien or any Lien under the Credit Facility or otherwise dispose of, any of its assets that have a value in excess of $1,000,000 individually and $5,000,000 in the aggregate in any three month period after the date hereof, except sales of inventory or obsolete assets in the ordinary course of business;

(vii) except for borrowings incurred in the ordinary course of business (including without limitation, any borrowings under the existing credit facilities and trade payables), incur any additional indebtedness (other than indebtedness in replacement of existing indebtedness) in a single transaction or a group of related transactions;

(viii) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(ix) settle or compromise any material pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1,000,000 individually and $5,000,000 in the aggregate;

(x) terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Employee Benefit Plans or Material Employment Agreements (or any plan or arrangement that would be a Company Stock Plan, Employee Benefit Plan or Material Employment Agreement if in existence on the date hereof) or increase the salary, wage, bonus or other compensation of any employee except (i) in the ordinary course of business and consistent with past practice, increases in any compensation in connection with annual performance and salary reviews or upon promotion, payment of annual bonuses, in each case to non-officer employees, (ii) for grants of Options as permitted under Section 5.1(a)(ii) or (iii) to the extent required by any of the Employee Benefit Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement;

(xi) except as required by applicable law, (i) make any material Tax election, adopt or change any material Tax accounting method or take any material position on any material Tax Return that is inconsistent with elections made or positions taken in preparing or filing similar Tax

Returns in prior periods, (ii) amend any material Tax Return, or (iii) enter into any closing agreement or settle or compromise any claim or assessment with respect to a material amount of Taxes;

(xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any material Subsidiary of the Company;

(xiii) make or agree to make any capital expenditures in excess of 110% of the aggregate amounts reflected in the capital expenditure budgets provided or made available to Parent prior to the date hereof, provided that, if a force majeure event occurs, Parent shall respond within 48 hours of receipt of notice by the Company that it desires to make or agree to make capital expenditures in excess of the limitations set forth in this clause (xiii) as to whether its consent for such expenditures is granted;

(xiv) acquire or dispose of any manufacturing facilities;

(xv) take or fail to take any action that would reasonably be expected to cause the Spin-Off to fail to qualify for non-recognition treatment under Sections 355(a) and 361(c) of the Code;

(xvi) except as necessary in the ordinary conduct of the Company’s and its Subsidiaries’ business consistent with past practice, grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any rights to, any material Intellectual Property or disclose or agree to disclose to any third party, other than representatives of Parent, any material trade secret ;

(xvii) make any loans, advances or capital contributions to, or investments (other than investments in cash and marketable securities) in, any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company;

(xviii) enter into or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any material change in the existing borrowing or lending arrangements for or on behalf of any of such Persons or otherwise enter into any agreement, arrangement or commitment with an Affiliate of the Company other than that which is permitted under Section 5.1(a)(x);

(xix) except as permitted pursuant to Section 6.4, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(xx) other than in the ordinary course of business and consistent with past practice, enter into, voluntarily terminate or amend the material terms of any Material Contract;

(xxi) enter into, terminate or amend any pharmaceutical product distribution agreement or material license agreement related to Company Intellectual Property in each case in which the applicable territory is outside the United States and Canada;

(xxii) enter into, voluntarily terminate or amend the material terms of any exclusive supplier agreements or supplier agreements with a term of more than three years; or

(xxiii) agree in writing, or otherwise, to take any of the foregoing actions.

(b) Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 5.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Disclosure Schedule hereto between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries that are permitted to be taken pursuant to this Section 5.1.

(c) The Company shall notify Parent in writing at least five Business Days prior to taking any action or actions prohibited by this Section 5.1, which notice shall reasonably specify the details of the proposed action.

Section 5.2 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control of its business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Company Stockholder Approval; Registration Statement; Information Statement/Prospectus.

(a) The Company’s Board of Directors shall, subject to the provisions of Section 6.4 and their fiduciary duties under applicable law as determined by the Board of Directors in good faith after consultation with the Company’s outside counsel, recommend to the Company’s stockholders the approval of the Merger and this Agreement.

(b) As soon as is reasonably practicable (but in any event within 20 Business Days after the date hereof) (A) Parent, the Company and Holdco shall prepare the Registration Statement, which shall include the Information Statement/Prospectus, (B) Holdco shall file the Registration Statement, and the Company shall file the Information Statement/Prospectus, in each case with the SEC, and (C) each party shall cooperate with the other party in the preparation of, and will provide the other party with all information within such party’s control that is required to be included in, the foregoing documents. Each of the parties shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Registration Statement to be declared effective by the SEC, to have the Information Statement/Prospectus cleared by the SEC and, if required by law, to have the CVR Indenture become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. The parties shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Each of the Company, Sub, Holdco and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Sub, Holdco and Parent agrees to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Information Statement/Prospectus or for additional information and shall supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Information Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement or Information Statement/Prospectus (or any respective amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by the other party. As promptly as reasonably practicable after the Registration Statement has been declared effective by the SEC, the Information Statement /Prospectus has been cleared by the SEC and, if required by law, the CVR Indenture has been qualified under the

Trust Indenture Act, the Company shall mail the Information Statement/Prospectus to the holders of shares of Common Stock.

(c) Each of the Company, Sub, Holdco and Parent shall advise the other party, promptly after it receives notice, after the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CVRs issuable in connection with the Merger. If, at any time prior to the Effective Time, any information relating to Holdco or the Company or any of their respective Affiliates is discovered by the Company, Holdco or Parent that should be set forth in an amendment or supplement to any of the Registration Statement or the Information Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Securityholders of the Company.

Section 6.2 Listing. Parent shall cause Holdco to as promptly as practicable after the date hereof prepare and submit to the NASDAQ Capital Market of the Nasdaq Stock Market, Inc. (the “NASDAQ”) (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs and shall use its reasonable best efforts to cause the CVRs being issued in the Merger to be approved for listing (subject to notice of issuance) for trading on the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Effective Time.

Section 6.3 Directors’ and Officers’ Indemnification.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their certificates of incorporation, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the Certificate of Incorporation, By-Laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.3.

(b) In addition to and not in limitation of the terms of Section 6.3(a), from and after the Effective Time, each of Parent, Holdco and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law and without limit as to time, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the Effective Time in their capacities as officers, directors or employees of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six year period with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six year period referred to above, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage.

(d) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.3 as such fees are incurred upon the written request of any Indemnified Party.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-Laws or any other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, the DGCL or otherwise. The provisions of this Section 6.3 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Surviving Corporation and its successors and assigns.

(f) If Parent, Holdco or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions will be made so that the successors and assigns of Parent, Holdco or the Surviving Corporation, as applicable, assume all of the obligations set forth in this Section 6.3.

Section 6.4 No Solicitation.

(a) Subject to the provisions of this Section 6.4, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (“Representatives”) of the Company or its Subsidiaries, not to, (i) solicit, initiate, encourage, or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A) (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), other than the transactions contemplated by this Agreement, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Holdco, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal or that would otherwise reasonably be expected to lead to any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal. The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to an Acquisition Proposal.

(b) Subject to the provisions of this Section 6.4, the Company may (A) provide information in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.4(a) if the Company receives from the Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.5) is to Parent’s Affiliate; and/or (B) engage in discussions or negotiations with any Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.4(a), if, in each case, the Board of Directors of the Company determines in good faith that failure to take this action would be inconsistent with its fiduciary duties under applicable law; and in the case referred to in clause (B) above, if the Board of Directors of the Company determines in good faith that the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (for this purpose substituting “60%” for each reference to 15% in the definition of “Acquisition Proposal”) that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and legal counsel) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Merger and other transactions contemplated by this Agreement (after taking into account any revisions to the terms of the Merger and other transactions contemplated by this Agreement agreed to by Parent pursuant to Section 6.4(c) and Section 8.3), where the Board of Directors of the Company has concluded, in good faith, that the failure of the Board of Directors of the Company to identify such Acquisition Proposal as a Superior Proposal would be inconsistent with its fiduciary duties under applicable law.

(c) The Company shall notify Parent orally and in writing promptly, and in any event within three Business Days, after receipt of any Acquisition Proposal. The written notice shall include the identity of the third party making such Acquisition Proposal, the material terms of the Acquisition Proposal and copies of any substantive written communications and documents setting forth the terms of such Acquisition Proposal received by the Company from the third party making such Acquisition Proposal, and the Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal. The Company shall promptly notify Parent orally and in writing upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal. The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(d) hereof until after the fifth Business Day following Parent’s receipt of written notice (a “Superior Proposal Notice”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(d). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-Business Day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(d) Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside legal counsel, is reasonably likely to be required under applicable law.

Section 6.5 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments and records; provided, however, that such access shall not unreasonably disrupt the Company’s operations. Notwithstanding anything to the contrary in this Section 6.5, the Company shall not be required to provide any information which it reasonably believes it may not provide Parent, Holdco or Sub by reason of applicable law (including antitrust laws), rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of Contract, agreement or understanding with third parties. All information exchanged pursuant to this Section 6.5 shall be subject to the confidentiality agreement (the “Confidentiality Agreement”) between the Company and Parent, dated April 25, 2008.

Section 6.6 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Section 3.3(c) and Section 4.4 and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.4. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, Parent and its Subsidiaries shall not take or agree to take any action that would reasonably be expected to delay or prevent consummation of the Merger.

(b) Without limiting the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to seven days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall commit to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, Holdco, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding any of the foregoing, nor anything else contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of (A) any assets or businesses of the Company or any of its Subsidiaries or (B) any assets or businesses of Parent or any of its Affiliates or Subsidiaries, in either case, to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Fresenius Kabi AG and the Company after giving effect to the consummation of the transactions contemplated by this Agreement. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

(c) Prior to the Closing, the Company shall use its reasonable best efforts in connection with the debt and equity financing necessary to consummate the Merger (the “Financing”) to (provided that (x) none of the following shall unreasonably interfere with the operation of the Company and (y) all non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to this Section 6.6(c) shall be kept confidential in accordance with the Confidentiality Agreement):

(i) provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary;

(ii) assist Parent with the preparation of materials for rating agency presentations necessary and customary in connection with the Financing and participate in customary meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies;

(iii) assist Parent with the preparation of an offering memorandum, in accordance with customary practices for an offering under Rule 144A under the Securities Act; provided that any offering memoranda or prospectuses need not be issued by the Company or any of its Subsidiaries;

(iv) furnish Parent with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Financing of the type and form customarily included in private placements under Rule 144A under the Securities Act; and

(v) assist Parent in procuring accountants’ comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Parent;

(vi) provide and execute customary officer’s certificates and other similar documents as may be reasonably requested by Parent so long as no such document is effective until the occurrence of the Closing Date; and

(vii) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent in connection with the consummation of the Financing.

(d) Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and third-party expenses incurred by the Company and its Subsidiaries and their respective representatives in connection with the cooperation set forth in Section 6.6(c). Nothing contained in Section 6.6(c) shall require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Financing (including, without limitation, entering into a purchase agreement with respect to the issuance of securities under Rule 144A under the Securities Act) prior to the Effective Time. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith except with respect to information supplied by the Company specifically for inclusion or incorporation by reference therein.

(e) Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing upon becoming aware of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Furthermore, the Company shall give prompt notice to Parent, and Parent, Holdco or Sub shall give prompt notice to the Company, upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, (ii) of any condition, event or circumstance that will result in any of the conditions in Section 7.2(a) or Section 7.3(a) not being met, or (iii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of, or the conditions to the obligations of, the parties hereto under this Agreement.

(f) The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Merger.

Section 6.7 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the

Financing on the terms and conditions described in the Financing Documents, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Documents; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Documents (except in connection with the equity financing); (iii) enforce its rights under the Financing Documents (including by taking enforcement action to cause the Banks and their respective Affiliates party to the Financing Documents to fund the Financing); and (iv) consummate the Financing at or prior to the Effective Time. Parent shall use commercially reasonable efforts to extend the term of the debt portion of the Financing up to and including June 30, 2009. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution, provided that these copies may be redacted or blackened to the effect that the pricing and other confidential information related to Parent’s business and the Banks are not disclosed, so long as the redacted or blackened provisions are not necessary to understand any conditions to the Financing. Prior to the expiration of the equity commitment of Deutsche Bank AG contained in the Financing Documents (as such commitment may be extended from time to time) but no later than the Closing, Parent agrees to draw upon such equity commitment in full and hold separate the proceeds of such equity issuance to fund the Cash Consideration.

(b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Financing Documents and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Financing Document shall expire or be terminated for any reason, (ii) any financing source that is a party to any Financing Document notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms described therein. Parent shall not amend or alter, or agree to amend or alter, any Financing Document in any manner that would prevent or materially impair or delay the consummation of the Merger without the prior written consent of the Company.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents or any Financing Document shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger (“Alternate Financing”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Alternate Financing; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Alternate Financing (except in connection with the equity financing, as applicable); (iii) enforce its rights under the Alternate Financing; and (iv) consummate the Alternate Financing at or prior to the Closing. Parent shall keep Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Alternate Financing and shall, upon request, provide copies of all documents related to the Alternate Financing to the Company, provided that these copies may be redacted or blackened to the effect that the pricing and other confidential information related to Parent’s business are not disclosed. For the avoidance of doubt, in the event that (a) all or any portion of the Financing structured as a high-yield financing has not been consummated, and (b) all closing conditions contained in Article VII (other than the delivery of the officers’ certificates contemplated in Section 7.2 and Section 7.3) shall have been satisfied or waived, then Parent shall cause the proceeds of the bridge financing contemplated by the Financing Documents to be used to replace such high-yield financing no later than the date specified for Closing in Section 2.8.

(d) Parent shall use its reasonable best efforts to execute definitive agreements consistent with the Financing Documents (except in connection with the equity financing) as soon as reasonably practicable after the date hereof but in any event within 45 days after the date hereof.

Section 6.8 Completion of the Spin-Off. The Company shall, and shall cause the relevant Company Subsidiary to, at the cost and expense of the Company or Abraxis BioScience, Inc., as applicable, use reasonable best efforts to effect, as promptly as practicable, the transfers of any assets (including Intellectual Property), liabilities, businesses and employees and the distributions, dissolutions and divestitures substantially as described in Section 3.19 of the Disclosure Schedule in accordance with the provisions of the Separation and Distribution Agreement.

Section 6.9 Benefit Plans.

(a) For the period beginning on the Effective Time and ending not less than two years following the Effective Time, Parent agrees to cause the Surviving Corporation (i) to at least maintain the base salary or base wages of the employees of the Company and its Subsidiaries, and (ii) to either (x) at least maintain the Employee Benefit Plans (other than equity-based benefits) in effect on the date of this Agreement or (y) provide employee benefits (other than equity-based benefits) to each current employee of the Company and its Subsidiaries that are substantially similar in the aggregate to such employees than those benefits in effect for such employees on the date of this Agreement. For a period of two years from the Closing Date, Parent shall provide to the employees of the Surviving Corporation equity-based awards substantially similar to those which are provided by Parent to its similarly situated employees.

(b) In addition to the agreement set forth in Section 6.9(a), from and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor the obligations of the Company and its Subsidiaries under the Employee Benefit Plans and the Material Employment Agreements in accordance with their respective terms (as in effect on the date of this Agreement), and the Company or the Surviving Corporation, as applicable, shall perform the obligations of the Company and its Subsidiaries under such Employee Benefit Plans and Material Employment Agreements, including, without limitation, the Company’s severance, retention, change in control and bonus plans and policies, provided that for purposes of this provision, the words “in an amount or having a value in excess of $125,000 per year or $500,000 in the aggregate” in the definition of Material Employment Agreement will not be given effect. In addition, each of Parent, Holdco and the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements between the Company and its directors, officers and employees. Notwithstanding the foregoing, nothing contained herein shall limit the ability of the Company or the Surviving Corporation to amend or terminate any Employee Benefit Plan, Material Employment Agreement or indemnity agreement following the Effective Time, to the extent permitted by any such agreement.

(c) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for all purposes, including determining eligibility to participate, vesting, early retirement and benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Parent shall take such action as may be necessary so that all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees and shall provide that any expenses, co-payments, and deductibles paid or incurred on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(d) Parent shall, or shall cause the Surviving Corporation to, comply with the provisions set forth on Section 6.9(d) of the Disclosure Schedule.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including, without limitation, any current or former employee of the Company or any of its Subsidiaries, any participant in any Employee Benefit Plan or any beneficiary thereof.

Section 6.10 Fees and Expenses.

(a) Except as otherwise provided by this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 6.10(d), the Company agrees to pay Parent a fee equal to $140 million if this Agreement is terminated by the Company pursuant to Section 8.1(d) (in which case, the fee shall be payable at the time of termination).

(c) The fee payable pursuant to Section 6.10(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.10(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Holdco and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.10(b), and, in order to obtain such payment, Parent, Holdco or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in Section 6.10(b), the Company shall pay to Parent, Holdco or Sub its reasonable documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(d) Parent agrees that the payment provided for in Section 6.10(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.10(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.10(b). In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.10(b).

Section 6.11 Related Agreements. At or prior to the Closing, each of Parent and Holdco will duly adopt, execute and deliver, and shall ensure that a duly qualified Trustee executes and delivers, the CVR Indenture, subject to any reasonable revisions to the CVR Indenture that are requested by such Trustee.

Section 6.12 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, Parent, Holdco and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.13 Holdco. Parent will take all action necessary (a) to cause Holdco to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Holdco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.14 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.15 Repayment of Credit Agreement. At the Closing, Parent shall cause to be repaid all amounts outstanding under the Credit Agreement.

Section 6.16 Tax Matters.

(a) Holdco shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. The Company shall cooperate with Holdco as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(b) Each of: (i) the Company, (ii) the Stockholders (as defined in the Written Consent and Voting Agreement) and any other PSS Entity (as defined in the Written Consent and Voting Agreement) that is the beneficial owner of shares of Common Stock immediately prior to the Closing Date, and (iii) Parent, Holdco, and Sub shall use its reasonable best efforts to deliver to Tax Counsel a letter (such letters, the “Tax Opinion Representation Letters”), dated as of the Closing Date, containing representations as shall be reasonably necessary or appropriate to enable Tax Counsel to render the Tax Opinion to the Company, and substantially in the form attached hereto as part of Exhibit D. As used in this Agreement, “Tax Opinion” means the opinion described in clause (ii)(A) of Section 4.02(b) of the Tax Allocation Agreement, such opinion to be addressed and delivered to the Company and in form and substance reasonably acceptable to Abraxis BioScience, Inc. and substantially in the form attached hereto as part of Exhibit D, and “Tax Counsel” means Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) or, if Fried Frank is unable or unwilling to render the Tax Opinion, another nationally recognized law firm reasonably acceptable to the Company and Parent. The Company will submit the form of Tax Opinion to Abraxis BioScience, Inc. for consideration as promptly as possible.

(c) From the Closing Date until November 13, 2009, neither Parent nor any Affiliate of Parent shall cause the Company to fail to be engaged in the conduct of the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling (as that term is defined in the Separation and Distribution Agreement.)

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the holders of shares of Common Stock in accordance with the DGCL (the “Stockholder Approval”).

(b) Registration Statement; Qualification of CVR Indenture. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and, if required by law, the CVR Indenture shall have been duly qualified under the Trust Indenture Act.

(c) Information Statement. The Information Statement/Prospectus shall have been sent or given to the Company’s stockholders and 20 calendar days (or, if required under the rules of the SEC, 20 business days) shall have elapsed thereafter.

(d) No Injunctions or Restraints. No executive order, decree, ruling or injunction shall have been entered or enforced by any court or Governmental Entity, in each case of the United States or Canada, which prohibits the consummation of the Merger, and shall continue to be in effect.

(e) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

(f) Tax Opinion. The Tax Opinion shall be in effect in accordance with the Tax Allocation Agreement and this Agreement and shall not have been withdrawn or otherwise adversely modified. In rendering the Tax Opinion, Tax Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Opinion Representation Letters described in Section 6.16(b) of this Agreement.

Section 7.2 Additional Conditions to Obligations of Parent, Holdco and Sub. The obligation of Parent, Holdco and Sub to effect the Merger is subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect on the Company” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Related Agreements. The Non-Competition Agreement shall be in full force and effect.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Holdco and Sub set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of that date). The Company shall have received a certificate signed on behalf of Parent, Holdco and Sub by an executive officer of each of Parent, Holdco and Sub to such effect.

(b) Performance of Obligations. Parent, Holdco and Sub shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent, Holdco and Sub by an executive officer of each of Parent, Holdco and Sub to such effect.

(c) Listing. The CVRs shall have been approved for listing (subject to notice of issuance) for trading on NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company).

(d) Related Agreements. The CVR Indenture shall have been duly executed and delivered by Holdco and the Trustee and be in full force and effect; and the Equity Letter shall be in full force and effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent, Holdco or Sub may rely on the failure of any condition precedent set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.6.

Section 7.5 Invoking Certain Provisions. If Parent, Holdco or Sub wish to invoke any of the conditions set forth in Section 7.2 as a basis not to consummate the Merger, Parent, Holdco or Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied. If the Company wishes to invoke any of the conditions set forth in Section 7.3 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing shall not have occurred on or before March 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section

8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided further, that if the only condition or conditions (other than delivery of the officers’ certificates contemplated in Section 7.2 and Section 7.3) not capable of being satisfied prior to the Termination Date is the condition or conditions set forth in Section 7.1(d) and/or Section 7.1(e), Parent or the Company may elect to extend the Termination Date until June 30, 2009, so long as Parent is able to extend the applicable financing commitment for the debt portion of the Financing set forth in the Financing Documents on commercially reasonably terms to June 30, 2009; or

(ii) if any U.S. federal or state court shall have issued or entered a permanent injunction or other order that is in effect preventing or prohibiting the consummation of the Merger and such injunction or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.6) has been the cause of, or resulted in, such action;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2 will not be able to be satisfied prior to or as of the Termination Date or waived by Parent (provided that Parent, Holdco or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by the Company, prior to the date that is 25 Business Days after the date of this Agreement in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Superior Proposal, provided that the Company has complied with the terms of Section 6.4; provided, further, that if the Company shall have received an Acquisition Proposal that the Board of Directors of the Company determines in good faith, during such 25-Business Day period, constitutes either a Superior Proposal or is reasonably likely to lead to a Superior Proposal (such proposal, an “Excluded Proposal”), the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(d) after such 25-Business Day period in order to enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Excluded Proposal with the third party that has made the Excluded Proposal; provided, however, that the Company’s right to terminate this Agreement pursuant to this clause (d) shall in any event terminate 40 Business Days following the date of this Agreement; or

(e) by the Company, if Parent, Holdco or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or Section 7.3(b) will not be able to be satisfied prior to or as of the Termination Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

For the avoidance of doubt, if an Acquisition Proposal (other than an Acquisition Proposal made by the same party who made an Excluded Proposal) is received after the date that is 25 Business Days after the date of this Agreement, the Company may not terminate this Agreement pursuant to clause (d) of this Section 8.1 above with respect to such Acquisition Proposal.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Holdco, Sub or the Company, other than the last sentence of Section 6.5, Section 6.10, this Section 8.2 and Section 9.6, which provisions shall survive such termination, and provided that nothing herein shall relieve any party from liability for any knowing and material breach hereof.

Section 8.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.3 shall, in order to be effective, require in the case of Parent, Holdco, Sub or the Company, action by its Board of Directors or applicable governing body or the duly authorized designee thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. None of the covenants or agreements of the parties hereto in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the parties contained in this ARTICLE IX, in ARTICLE II and in Section 6.3, Section 6.6(d), and Section 6.8, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :

If to the Company:

APP Pharmaceuticals, Inc. 1501 East Woodfield Road, Suite 300E Schaumburg, Illinois 60173 Facsimile: +1 (847) 413-2652 Attention: President

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: +1 (212) 859-4000
Telephone: +1 (212) 859-8000
Attention:	Philip Richter, Esq.
Brian Mangino, Esq.

and to:

Bingham McCutchen LLP 355 South Grand Avenue Los Angeles, California 90071 Facsimile: +1 (213) 680-6499
Attention:	David K. Robbins, Esq.
John Filippone, Esq.

If to Parent, Holdco or Sub:

Fresenius SE 61346 Bad Homburg v.d.H. Germany Facsimile: +49 6172 608 5017 Telephone: +49 6172 608 2333 Attn: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England
Facsimile: +44 (0) 207 519 7070 Telephone: +44 (0) 207 519 7000
Attention:	Scott V. Simpson, Esq.
Michal Berkner, Esq.

or to such other address as any party may have furnished to the other parties hereto in writing in accordance with this Section.

Section 9.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Delaware or State of Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule, the Confidentiality Agreement and the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware, the Court of Chancery in the State of Delaware and any other State of Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a State of Delaware state court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Defined Terms are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.9 No Third Party Beneficiaries. Except as provided in Section 2.2(c), Section 6.3, and Section 6.6(d) and except for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Holdco’s or Sub’s breach of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, prior to the Effective Time, the parties hereto may agree to amend or rescind this Agreement without any such third party’s consent.

Section 9.10 Incorporation of Exhibits. The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12 Subsidiaries. As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

Section 9.13 Person. As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14 Knowledge of the Company; Knowledge of Parent. As used in this Agreement, “knowledge of the Company” means the actual (but not constructive or imputed) knowledge after reasonably inquiry of Patrick Soon-Shiong, Thomas Silberg, Richard Tajak, Deena Reyes, Frank Harmon, Katherine Gregory, James Callanan, Richard Maroun and David Bowman. As used in this Agreement, “knowledge of Parent” means the actual (but not constructive or imputed) knowledge after reasonably inquiry of Messrs. Ulf M. Schneider, Rainer Baule, Francesco De Meo, Jürgen Götz, Ben Lipps, Stephan Sturm and Ernst Wastler.

Section 9.15 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Parent, Holdco, Sub, and Company, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, Parent, Holdco, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

FRESENIUS SE

By:	/s/ DR. U.M. SCHNEIDER
Name:	DR. U.M. SCHNEIDER
Title:	PRESIDENT AND CEO

By:	/s/ ST. STURM
Name:	ST. STURM
Title:	CFO

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

By:	/s/ G. STEEN
Name:	G. STEEN
Title:	AUTHORIZED SIGNATORY

FRESENIUS KABI PHARMACEUTICALS, LLC

By:	/s/ R BAULE
Name:	R BAULE
Title:	AUTHORIZED SIGNATORY

APP PHARMACEUTICALS, INC.

By:	/s/ PATRICK SOON-SHIONG
Name:	PATRICK SOON-SHIONG
Title:	CHAIRMAN

[Merger Agreement Signature Page]

EXHIBIT A

EQUITY LETTER

(See attached.)

EXHIBIT B

FORM OF

CVR INDENTURE

(See attached.)

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE SURVIVING CORPORATION

(See attached.)

EXHIBIT D

FORM OF

TAX OPINION

AND

TAX REPRESENTATION LETTERS

(See attached.)